UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Fifth Street Finance Corp.

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Fifth Street Finance Corp.
445 Hamilton Avenue
White Plains, New York 10601

June 5, 2009

To the Stockholders of Fifth Street Finance Corp.:

You are cordially invited to attend a Special Meeting of Stockholders of Fifth Street Finance Corp. to be held at our offices, 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601, on June 24, 2009, at 10:00 a.m., local time. Only stockholders of record at the close of business on June 2, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

Details of the business to be conducted at the meeting are given in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, vote via the Internet or the telephone. Instructions are shown on the proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Leonard M. Tannenbaum
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held At Our Offices
445 Hamilton Avenue, Suite 1206
White Plains, NY 10601
June 24, 2009, 10:00 a.m., local time

To the Stockholders of Fifth Street Finance Corp.:

The Special Meeting (the “Special Meeting”) of Stockholders of Fifth Street Finance Corp., a Delaware corporation, will be held at our offices, 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601. on June 24, 2009, at 10:00 a.m., local time. At the Special Meeting, our stockholders will consider and vote on:

•	a proposal to authorize Fifth Street Finance Corp., with approval of its Board of Directors, to sell shares of its common stock at a price below the then current net asset value per share of such stock; and

•	such other business as may properly come before the Special Meeting.

Holders of record of our common stock as of the close of business on June 2, 2009, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided.

Our Board of Directors recommends that you vote “FOR” the proposal to authorize Fifth Street Finance Corp. to sell shares of its common stock at a price below the then current net asset value per share of such stock.

Please submit your proxy. Thank you for your support of Fifth Street Finance Corp.

By order of the Board of Directors,

Bernard D. Berman
Secretary

White Plains, New York
June 5, 2009

This is an important meeting. To ensure proper representation at the Special Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, or vote your shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy for details about electronic voting. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares in person.

Fifth Street Finance Corp.
445 Hamilton Avenue
White Plains, New York 10601
June 5, 2009

PROXY STATEMENT

General

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for a Special Meeting of Stockholders (the “Special Meeting”). We are first mailing this proxy statement and the accompanying form of proxy to stockholders on or about June 5, 2009. In this proxy statement, we refer to Fifth Street Finance Corp. as the “Company,” “FSC,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to FSC’s fiscal year, we mean the 12-month period ending September 30 or, if applicable, September 30 of the stated year (for example, fiscal year 2009 is October 1, 2008 through September 30, 2009).

We encourage you to vote your shares, either by voting in person at the Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or the telephone, and the Company receives it in time for the Special Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the proposal to authorize the Company, with approval of its Board, to sell shares of its common stock at a price below the then current net asset value per share of such stock.

Special Meeting Information

Date and Location

We will hold the Special Meeting on June 24, 2009 at 10:00 a.m., local time, at our offices, 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601.

Availability of Proxy Statement

This proxy statement is also available on our website at www.fifthstreetfinance.com/sec.cfm, and at the following cookies-free website that can be accessed anonymously: www.proxydocs.com/fsc.

Purpose of Special Meeting

At the Special Meeting, you will be asked to vote on the following proposals:

1. To approve a proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the then current net asset value per share of such stock; and

2. To transact such other business as may properly come before the Special Meeting.

Voting Information

Record Date and Voting Securities

The record date for the Special Meeting is the close of business on June 2, 2009 (the “Record Date”). You may cast one vote for each share of common stock that you owned as of the Record Date. On the Record Date, 22,802,821 shares of common stock were outstanding.

Quorum Required

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Broker

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee, whichever is the record holder. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the Special Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Special Meeting. If you do not vote in person at the Special Meeting or submit voting instructions to your broker, your broker will not be permitted to vote your shares.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail, as described on the enclosed proxy card. Authorizing your proxy will not limit your right to vote in person at the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by (1) delivering a written revocation notice prior to the Special Meeting to our secretary, Bernard Berman, at Fifth Street Finance Corp., 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601, Attention: Corporate Secretary; (2) submitting a later-dated proxy, a later-dated electronic vote through the Internet site stated on the form of proxy, or a later-dated vote using the toll-free telephone number stated on the form of proxy that we receive no later than the conclusion of voting at the Special Meeting; or (3) voting in person at the Special Meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions. Attending the Special Meeting does not revoke your proxy unless you also vote in person at the Special Meeting.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been properly recorded. Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Vote Required

The affirmative vote of (i) the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting; and (ii) the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the Investment Company Act of 1940

(the “1940 Act”)) of the Company is required to approve Proposal 1. For purposes of Proposal 1, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions will be considered present at the Special Meeting and will have the effect of a vote against Proposal 1. Shares held by a broker, bank or other nominee for which such broker, bank or other nominee has not received instructions from the beneficial owner on how to vote will be treated as not present at the Special Meeting. As a result, such non-voted shares will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting, but would have the same effect as a vote against Proposal 1 if the Company did not obtain the approval of 67% or more of the voting securities present and instead were seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of Proposal 1. If Proposal 1 is not approved, the Board will consider alternatives available at that time.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of the Company (without special compensation therefor), and by employees of the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”). The Company will reimburse AST and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

The principal business address of the Company, and our investment adviser, Fifth Street Management LLC (“Fifth Street Management”), and our administrator, FSC, Inc., is 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601.

Additional Solicitation

If there are not enough votes to approve Proposal 1 at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of those shares that are represented at the Special Meeting in person or by proxy, whether or not a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against Proposal 1, to permit the further solicitation of proxies. Abstentions and shares held by a broker, bank or other nominee for which such broker, bank or other nominee has not received instructions from the beneficial owner on how to vote, if any, will not have any effect on the result of the vote for adjournment.

PROPOSAL 1 — TO AUTHORIZE FIFTH STREET FINANCE CORP., WITH APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK AT A PRICE BELOW THE THEN CURRENT NET ASSET VALUE PER SHARE OF SUCH STOCK.

The Company is a non-diversified closed-end investment company that has elected to be regulated as a business development company (a “BDC”) under the 1940 Act. The 1940 Act prohibits BDCs, such as the Company, from selling shares of its common stock at a price below the then current net asset value per share of such stock, subject to certain exceptions. One of these exceptions permits the sale of a BDC’s common stock at a price below the then current net asset value per share of such stock if the sale is approved by holders of a majority of the BDC’s outstanding voting securities, and by the holders of a majority of the BDC’s outstanding voting securities who are not “affiliated persons” (as defined in the 1940 Act) of the BDC within one year immediately prior to any such sale.

Pursuant to Proposal 1, the Company is seeking the approval of its stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock at a price below the then current net asset value per share of such stock, subject to certain conditions discussed below. Such a sale may be to third parties, current stockholders or affiliates of the Company. If approved, the authorization would be effective for a period expiring on the one-year anniversary of the date of the stockholder approval. In addition, we will limit the number of shares that we issue at a price below net asset value pursuant to this proposal so that the aggregate dilutive effect on the Company’s then outstanding shares will not exceed 15%. For example, if our most recently determined net asset value at the time of the first offering is $15.00 per share of common stock and we have 30 million shares outstanding, sale of 6 million shares at net proceeds to us of $7.50 per share (a 50% discount) would produce dilution of 8.33%. If we subsequently determined that our net asset value per share increased to $15.75 on the then 36 million shares outstanding and then made an additional offering, we could, for example, sell approximately an additional 7.2 million shares at net proceeds to us of $9.45 per share, which would produce dilution of 6.67%, before we would reach the aggregate 15% limit.

Reasons to Offer Common Stock at a Price Below Net Asset Value

The current economic environment gives companies that have access to capital a significant advantage. We have recently been invited by the Investment Division of the Small Business Administration (the “SBA”) to continue moving forward through the licensing of a small business investment company subsidiary. Although our application is subject to the approval of the SBA, and there is no guarantee that we will obtain such approval, we remain cautiously optimistic that we will complete the licensing process. To the extent that we receive such approval, we will be required to capitalize that small business investment company subsidiary. This opportunity is the primary impetus behind this proposal. Stockholder approval of the proposal to sell shares below net asset value, subject to the conditions detailed below, will provide us with flexibility in capitalizing the small business investment company subsidiary. The leverage that we would be able to obtain through the small business investment company subsidiary provides for a long-term credit facility with what we believe to be very favorable terms in the current economic environment.

We intend to move forward with our proposal to sell our common stock at a price below the then current net asset value prior to our completion of the SBA licensing process. In that event, we may use a significant portion of the net proceeds from any such offering to make investments in small and mid-sized companies in accordance with our investment objective and strategies, and to reduce our outstanding borrowings under our secured revolving credit facility. As discussed more fully below, the ability to access capital in the current economic environment would be beneficial for us, as it would allow us to take advantage of attractive investment opportunities.

Beginning in late 2007, the United States entered a recession. Throughout 2008, the economy continued to deteriorate and many believe that the current recession could continue for an extended period. During 2008, banks and others in the financial services industry reported significant write-downs in the fair value of their assets, which has led to the failure of a number of banks and investment companies, a number of distressed mergers and acquisitions, the government take-over of the nation’s two largest government-sponsored mortgage companies, and the passage of the $700 billion Emergency Economic Stabilization Act of 2008 in October 2008 and the recently enacted $787 billion American Recovery and Reinvestment Act of 2009. In addition, the stock market has declined significantly. As the recession deepened during 2008, unemployment rose and consumer confidence declined, which led to significant reductions in spending by both consumers and businesses. All of this has led to significant stock price volatility for capital providers such as the Company and has made access to capital more challenging for many firms.

However, for firms that continue to have access to capital, the current environment may provide more attractive investment opportunities than have been available in recent periods. The Company believes these current market conditions will provide attractive opportunities to deploy capital. For example, the current market conditions have had beneficial effects for capital providers, including more reasonable pricing of risk and more appropriate contractual terms. The Company’s ability to take advantage of these opportunities is dependent upon its access to equity capital.

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the

Company from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than 1:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. The Company maintains sources of liquidity through a portfolio of liquid assets and other means, but generally attempts to remain close to fully invested and does not hold substantial cash for the purpose of making new investments. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

The following table sets forth the range of high and low closing prices of our common stock as reported on the New York Stock Exchange since our initial public offering and the closing sales price as a percentage of net asset value. On June 4, 2009, the last reported closing sale price of our common stock was $9.45 per share.

				Premium/	Premium/
				Discount	Discount
		Price Range		of High Sales	of Low Sales
	NAV(1)	High	Low	Price to NAV	Price to NAV

2008 Fiscal Year
Third quarter (from June 12, 2008)	$13.20	$12.45	$10.26	94%	78%
Fourth quarter	$13.02	$11.20	$8.12	86%	62%
2009 Fiscal Year
First Quarter	$11.86	$9.69	$5.59	82%	47%
Second Quarter	$11.94	$8.45	$5.99	71%	50%
Third Quarter (through June 4, 2009)	N/A	$9.70	$7.24	N/A	N/A

(1)	Net asset value per share is generally only determined as of the last day in the relevant quarter and therefore does not necessarily reflect the net asset value per share on the date of the high and low sales prices. The net asset value shown is based on outstanding shares at the end of the applicable period.

(2)	Net asset value has not yet been calculated for this period. We generally determine the net asset value per share of our common stock on a quarterly basis.

There can be no assurance that the Company will experience a share price above net asset value, and, in fact, recently the Company’s share price has been well below net asset value. The unprecedented nature of the current credit market dislocation and uncertainty surrounding the U.S. economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, the Company’s common stock may trade at a price below its net asset value, which is not uncommon for BDCs like the Company. The Company’s common stock in recent months has traded below net asset value. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest, including opportunities that, all else being equal, may increase net asset value over the longer-term, even if financed with the issuance of common stock at below net asset value. We expect to periodically be presented with attractive opportunities that require us to make an investment commitment quickly, and we may be unable to capitalize on investment opportunities presented unless we are able to quickly raise capital. Stockholder approval of Proposal 1 will provide the Company with greater flexibility to invest in such opportunities.

The Board believes that having the flexibility to issue its common stock at below net asset value in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell, and such sales could occur at disadvantageous times. Furthermore, we may not be able to access the capital that the SBA would otherwise make available to our small business investment company subsidiary, discussed above, without this capital infusion.

Conditions to Sales Below Net Asset Value

If stockholders approve Proposal 1, the Company will only sell shares of its common stock at a price below the then current net asset value per share of such stock if the following conditions are met:

•	a “required majority” of the Company’s directors have determined that any such sale would be in the best interest of the Company and its stockholders; and

•	a “required majority” of the Company’s directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

A “required majority” of directors means both a majority of the Company’s directors who have no “financial interest” in the transaction and a majority of the directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Directors”). For these purposes, Directors will not be deemed to have a financial interest solely by their ownership of Company stock.

Even if Proposal 1 is approved, the Company will not be required to sell any common stock.

Key Stockholder Considerations

Before voting on Proposal 1 or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at a price below the then current net asset value per share of such stock. Any sale of common stock at a price below the then current net asset value per share of such stock would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the net asset value per share as a result of the issuance of shares at a price below the net asset value per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board will consider the potential dilutive effect when considering whether to authorize any such issuance.

The 1940 Act establishes a connection between common share sale price and net asset value because, when stock is sold at a sale price below net asset value, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of our common stock that may be authorized for issuance, and thus any future issuance of our common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if our current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current net asset value, their voting power will be diluted. For an illustration on the potential dilutive effect of an offering of our common stock at a price below net asset value, please see the table below under the heading “Examples of Dilutive Effect of the Issuance of Shares Below Net Asset Value.”

Any sale of substantial amounts of our common stock or other securities in the open market may adversely affect the market price of our common stock and may adversely affect our ability to obtain future financing in the capital markets. In addition, future sales of our common stock to the public may create a potential market overhang, which is the existence of a large block of shares readily available for sale that could lead the market to discount the value of shares held by other stockholders.

If Proposal 1 is approved by the stockholders, the Company will be permitted, but not required or otherwise obligated, to sell shares of its common stock at a price below the then current net asset value per share of such stock until the one-year anniversary of the date of the stockholder approval and subject to the 15% limitation described above. If Proposal 1 is not approved, the Company may be unable to raise capital when it would be beneficial and desirable, may be limited in the manner in which it raises capital (for example, by being required to utilize a rights offering), and may not be able to access SBA capital without this capital infusion as discussed above.

The affirmative vote of (i) the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting; and (ii) the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the 1940 Act) of the Company is required to approve Proposal 1. For purposes of Proposal 1, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions will be considered present at the Special Meeting and will have the effect of a vote against Proposal 1. Shares held by a broker, bank or other nominee for which such broker, bank or other nominee has not received instructions from the beneficial owner on how to vote will be treated as not present at the Special Meeting. As a result, such non-voted Shares will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting, but would have the same effect as a vote against Proposal 1 if the Company did not obtain the approval of 67% or more of the voting securities present and instead were seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of Proposal 1. If Proposal 1 is not approved, the Board will consider alternatives available at that time.

Examples of Dilutive Effect of the Issuance of Shares Below Net Asset Value

The following table illustrates the level of net asset value, or NAV, dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and commissions (a 20% discount from NAV).

		Example 1		Example 2		Example 3
		5% Offering		10% Offering		20% Offering
		at 5% Discount		at 10% Discount		at 20% Discount
	Prior to Sale	Following	%	Following	%	Following	%
	Below NAV	Sale	Change	Sale	Change	Sale	Change

Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.42	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—
Increase in Shares and Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder A
Share Dilution
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Outstanding Held by Stockholder A	1.0%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%
NAV Dilution
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
NAV Dilution per Share
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
NAV Dilution per Share Experienced by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage NAV Dilution Experienced by Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE.

Control Persons and Principal Stockholders

The following table sets forth, as of June 4, 2009, information with respect to the beneficial ownership of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and each named executive officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available. Percentage of beneficial ownership is based on 22,802,821 shares of common stock outstanding as of June 4, 2009.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act.

	Number of
	Shares Owned
Name	Beneficially(1)	Percentage

Stockholders Owning 5% or greater of the Company’s Outstanding Shares
CUNA Mutual Insurance Society(2) 5910 Mineral Point Road Madison, WI 53705	1,252,370	5.49%
Genworth Life Insurance Company(3) 6620 West Broad Street Richmond, VA 23230	1,473,379	6.46%
Greenlight Entities(4)	2,259,492	9.91%
Bruce E. Toll(5)	1,841,724	8.08%
Interested Directors:
Leonard M. Tannenbaum(6)	1,303,872	5.72%
Bernard D. Berman(7)	9,468	*
Independent Directors:
Adam C. Berkman	1,000	*
Brian S. Dunn(7)	5,000	*
Byron J. Haney(7)	10,000	*
Frank C. Meyer	86,346	*
Douglas F. Ray	2,500	*
Executive Officers:
William H. Craig(8)	7,402	*
Marc A. Goodman	53,207	*
All officers and directors as a group (nine persons)(9)	1,457,181	6.39%

*	Represents less than 1%.

(1)	Based on a total of 22,802,821 shares of the Company’s common stock issued and outstanding on June 4, 2009.

(2)	CUNA Mutual Insurance Society, either directly or through a wholly-owned subsidiary, possesses beneficial ownership of the shares of the Company’s common stock held by each of the following entities: (1) CUNA Mutual Insurance Society (828,775 shares); (2) CUMIS Insurance Society, Inc. (165,755 shares); (3) CMG Master Co-Investment Fund, L.P. (110,503 shares); (4) CUNA Mutual Non-Represented Plan Qualified Trust (111,976 shares); and (5) CUNA Mutual Represented Plan Qualified Trust (35,361 shares).

(3)	Based upon information contained in the Schedule 13G filed by Genworth Life Insurance Company (“GLIC”) on January 29, 2009, GLIC is the beneficial owner of 1,473,379 shares of the Company’s common stock. Genworth North America Corporation as the direct parent of GLIC, and Genworth Financial, Inc., as the direct parent of Genworth North America Corporation and indirect parent of GLIC, may be deemed to beneficially own the shares of Common Stock directly owned by GLIC.

(4)	Based upon information contained in the Schedule 13G/A filed by (i) Greenlight Capital, L.L.C.; (ii) Greenlight Capital, Inc.; (iii) DME Advisors, L.P.; (iv) DME Advisors GP, L.L.C. and (v) David Einhorn on February 13, 2009 (collectively, the “Greenlight Entities”). Greenlight Capital, L.L.C. (“Greenlight LLC”) may be deemed the beneficial owner of 1,014,322 shares of common stock held for the account of Greenlight Capital, L.P. (“Greenlight Fund”), and Greenlight Capital Qualified, L.P. (“Greenlight Qualified”); Greenlight Capital, Inc. (“Greenlight Inc”) may be deemed the beneficial owner of 1,678,857 shares of common stock held for the accounts of Greenlight Fund, Greenlight Qualified and Greenlight Capital Offshore, Ltd. (“Greenlight Offshore”). DME Advisors, L.P. (“Advisors”) may be deemed the beneficial owner of 580,635 shares of common stock held for the account of the managed account for which Advisors acts as investment manager; DME Advisors GP, L.L.C. (“DME GP”) may be deemed the beneficial owner of 580,635 shares of common stock held for the account of the managed account for which Advisors acts as investment manager; Mr. Einhorn may be deemed the beneficial owner of 2,259,492 shares of common stock. This number consists of: (A) 1,014,322 shares of common stock held for the account of Greenlight Fund and Greenlight Qualified, (B) 664,535 shares of common stock held for the account of Greenlight Offshore, and (C) 580,635 shares of common stock held for the account of the managed account for which Advisors acts as investment manager. Greenlight LLC is the general partner of Greenlight Fund and Greenlight Qualified; Greenlight Inc serves as investment adviser to Greenlight Offshore. Greenlight, Inc, Greenlight L.L.C., DME Advisors and DME GP are located at 2 Grand Central Tower, 140 East 45th Street, 24th Floor, New York, New York 10017. Pursuant to Rule 16a-1, Mr. Einhorn disclaims beneficial ownership except to the extent of his pecuniary interests.

(5)	Based upon the information contained in the Schedule 13G filed by Mr. Toll on March 6, 2009. Mr. Toll’s address is 754 South County Road, Palm Beach, FL 33480

(6)	The total number of shares reported includes: 1,293,872 shares of which Mr. Tannenbaum is the direct beneficial owner; 57,182 shares Mr. Tannenbaum holds in a margin account; 500,000 shares Mr. Tannenbaum has pledged as security to Wachovia Bank, National Association; and 10,000 shares owned by the Leonard M. & Elizabeth T. Tannenbaum Foundation, a 501(c)(3) corporation for which Mr. Tannenbaum serves as the President. With respect to the 10,000 shares held by the Leonard M. & Elizabeth T. Tannenbaum Foundation, Mr. Tannenbaum has sole voting and investment power over all 10,000 shares, but has no pecuniary interest in, and expressly disclaims beneficial ownership of, the shares.

(7)	Shares are held in a brokerage account and may be used as security on a margin basis.

(8)	Pursuant to Rule 16a-1, Mr. Craig disclaims beneficial ownership of 3,902 shares of common stock owned by his spouse.

(9)	The address for all officers and directors is c/o Fifth Street Finance Corp., 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601.

The following table sets forth, as of June 4, 2009, the dollar range of our equity securities that is beneficially owned by each of our directors.

Dollar Range of Equity
Securities Beneficially Owned(1)(2)(3)
Interested Directors:
Leonard M. Tannenbaum	Over $1,000,000
Bernard D. Berman	$50,001 — $100,000
Independent Directors:
Adam C. Berkman	$1 — $10,000
Brian S. Dunn	$10,001 — $50,000
Byron J. Haney	$50,001 — $100,000
Frank C. Meyer	$500,001 — $1,000,000
Douglas F. Ray	$10,001 — $50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $9.45 on June 4, 2009 on the New York Stock Exchange.

(3)	The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, $100,001 — $500,000, $500,001 — $1,000,000 or over $1,000,000.

OTHER MATTERS

Stockholder Proposals

A stockholder wishing to submit a proposal for inclusion in the proxy statement for a special meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 should send such written proposal to the Corporate Secretary of the Company within a reasonable time before the solicitation of proxies for such meeting. There is no guarantee that any proposal submitted by a stockholder will be included in the proxy statement.

Other Business

The Board does not presently intend to bring any other business before the Special Meeting, and, so far as is known to the Board, no matters may properly be brought before the Special Meeting except as specified in the Notice of the Special Meeting. As to any other business that may properly come before the Special Meeting, however, the proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the proxyholders.

Whether or not you expect to attend the Special Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that you may be represented at the Special Meeting.

Annual Reports

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, to a stockholder upon request directed to Fifth Street Finance Corp., 445 Hamilton Avenue White Plains, New York 10601, Attention: Investor Relations or by telephone at (914) 286-6811. The Annual Report on Form 10-K with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

PROXY
FIFTH STREET FINANCE CORP.
Special Meeting of Stockholders — June 24, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Bernard D. Berman and William H. Craig, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of Fifth Street Finance Corp., a Delaware Corporation (the “Company”), to be held at our offices, 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601, on June 24, 2009, at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast and to otherwise represent the undersigned with all powers that the undersigned would possess if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders of the Company and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
THIS PROXY IS REVOCABLE. UNLESS A CONTRARY DIRECTION IS INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR PROPOSAL 1, AS SET FORTH BELOW, AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE THEREWITH. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
VOTING INSTRUCTIONS:
Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided or return it to Fifth Street Finance Corp., 445 Hamilton Avenue, Suite 1206, White Plains, NY 10601, Attention: Corporate Secretary.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD
IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE
Please Detach and Mail in the Envelope Provided
PROPOSAL 1:  To approve a proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the then current net asset value per share of such stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN
PROPOSAL 2: To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Please sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
Proxy Voting Instructions

MAIL — Sign date and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE— Call toll-free 1-800-454-8683 in the United States and from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET— Access www.proxyvote.com and follow the on—screen instructions. Have your proxy card available when you access the web page.
-OR-
IN PERSON — You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-454-8683 in the United States and from foreign countries or www.proxyvote.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.